Exhibit 99

Digi International Reports Fourth Quarter 2004 Revenue Growth of 11.2%
Over Fourth Quarter 2003

Fourth Quarter 2004 Net Income up 60% from Fourth Quarter 2003, and
Earnings per Share at High End of Guidance

(Minneapolis, MN, November 4, 2004) — Digi International® Inc. (NASDAQ: DGII) reported revenue of $29.3 million for the fourth fiscal quarter of 2004 compared to $26.3 million for the fourth fiscal quarter of 2003, an increase of $3.0 million, or 11.2%. Revenue for the quarter reached the upper end of management’s most recently announced guidance of $29.1 to $29.3 million.

Device Networking Solutions products, which include NetSilicon and the device server product lines, contributed $10.4 million in revenue in the fourth quarter of fiscal 2004 compared to $8.0 million in the fourth quarter of fiscal 2003, an increase of 30.3%. Revenue from Connectivity Solutions products was $18.9 million in the fourth fiscal quarter of 2004 compared to $18.3 million in the fourth quarter of fiscal 2003.

The gross profit margin in the fourth fiscal quarter of 2004 increased to 61.1% compared to 59.1% in the fourth fiscal quarter of 2003. The increase in 2004 reflects Digi’s focus on cost reductions in raw materials across all product lines as well as operating efficiencies.

Total operating expenses in the fourth fiscal quarter of 2004 were $14.1 million, or 48.1% of net sales, compared to $14.0 million, or 53.4% of net sales, in the fourth fiscal quarter of 2003.

Operating income in the fourth fiscal quarter of 2004 was $3.8 million compared to $1.8 million in the fourth fiscal quarter of 2003, an increase of 116.4%.

Digi reported net income of $2.9 million for the fourth fiscal quarter of 2004, or $0.13 per diluted share, compared to $1.8 million, or $0.09 per diluted share, during the fourth fiscal quarter of 2003, an increase of 59.8%. Net income per diluted share of $0.13 reached the upper end of management’s previously announced guidance of $0.11 to $0.13.

For the twelve months ended September 30, 2004, revenue increased 8.1% to $111.2 million compared to $102.9 million in the twelve months ended September 30, 2003. Revenue from Device Networking Solutions products was $37.7 million for the full fiscal year 2004 compared to $30.8 million for fiscal 2003, or an increase of 22.1%. Connectivity Solutions revenue for the full fiscal year 2004 was $73.5 million compared to $72.1 million for fiscal 2003.

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 2

Gross profit margin for the full fiscal year 2004 was 60.9% compared to 59.6% in fiscal 2003.

Total operating expenses for the full fiscal year 2004 were $56.0 million, or 50.3% of net sales, compared to $55.6 million, or 54.0% of net sales, in fiscal 2003.

Operating income for the twelve months ended September 30, 2004 increased 87.8% to $11.8 million compared to $6.3 million in the twelve months of the prior fiscal year.

Digi reported net income of $8.7 million, or $0.39 per diluted share, for the full fiscal year 2004, compared to a net loss of $37.3 million, or ($1.76) per diluted share, during the same period last year. In the first quarter of fiscal 2003, Digi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) and recorded a non-cash goodwill impairment charge of $43.9 million as a change in accounting principle. Income before the cumulative effect of accounting change for the twelve month period ended September 30, 2003 was $6.6 million, or $0.31 per diluted share.

Digi’s current ratio is 4.5 to 1, and the company has no debt. Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, at the end of the fourth quarter was $81.7 million, an increase of $6.3 million from the end of the prior quarter and a $24.0 million increase from the end of the prior fiscal year. The increase is primarily the result of cash from operations of approximately $5.6 million and $19.3 million, for the fourth fiscal quarter of 2004 and for the full fiscal year of 2004, respectively. Days sales outstanding (DSO) was at 33 days for the fiscal fourth quarter of 2004, compared to 32 days in the fiscal third quarter of 2004. Digi’s cash per share at September 30, 2004, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of September 30, 2004 of 21,812,589, was $3.74. Tangible book value per share at September 30, 2004, defined as total stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of September 30, 2004 of 21,812,589, was $4.90. “Our balance sheet remains extremely healthy, and strong asset management is a priority for Digi,” said Kris Krishnan, Senior Vice President and Chief Financial Officer.

“2004 was a good year for Digi,” said Joe Dunsmore, Chairman, President and CEO of Digi. “We’ve gained significant momentum in the marketplace extending the Digi brand into targeted vertical markets with next generation commercial grade device networking products and technologies, enabling us to increase our revenue growth in each successive quarter. Continued cost control initiatives allowed us to leverage our growth and significantly improve profitability. We achieved a seventh consecutive quarter of positive earnings per share and I am excited about the company’s prospects in 2005 and beyond.”

Highlights of the Year

     Fourth Quarter

•	Digi added the industry’s first 64-port low profile PCI serial solution to the Digi AccelePort Xem Family, extending its product line to meet evolving market demands.

•	Digi created the industry’s first intelligent console server by introducing Automatic Device Recognition for its industry-leading line of Digi CM™ console servers. Digi

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 3

CM console servers make it easy for IT personnel to securely monitor remote network equipment through the serial console port via in-band or out-of-band network access.

•	Digi was added to the Russell 3000 Index as of June 25, 2004. Membership in Russell’s 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies.

     Third Quarter

•	Digi teamed up with MICROS-Fidelio to provide secure IP communications for remote hotel and property management solutions.

•	Digi was selected by Television Systems for its customizable Digi Connect ME embedded networking solution to network-enable intelligent mains power distribution units for BBC Broadcast’s Broadcast Centre in London.

•	Digi added power management capabilities to its USB Plus Series of powered USB solutions.

•	Digi signed an agreement with ScanSource to distribute Digi connectivity products, including USB products, multiport serial cards, device servers and wireless serial adaptors.

     Second Quarter

•	Digi introduced the industry’s first Wi-Fi and wired Interchangeable 32-bit embedded modules to support wired and wireless networking, including Radio Frequency Identification (RFID) applications.

•	NetSilicon released its NS9775 and NS9750 microprocessors to full production supported by the NET+Works Development tools and software suite.

•	NetSilicon partnered with FS Forth-Systeme for development of Windows CE .NET and Linux software developers kits for NetSilicon’s NS9750 NET+ARM processor to extend the reach of Net+Arm solutions to new markets.

•	NetSilicon partnered with Aicas to provide JVM technology for embedded devices to make aftermarket customization easier for the embedded engineer.

•	Digi launched the RealPort® COM port re-direction licensing program.

     First Quarter

•	Digi launched its new USB Plus series — a complete line of powered USB solutions designed to simplify retail operations by allowing powered USB peripheral devices to be used with a standard, low-cost PC.

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 4

•	Digi debuted its new USB Plus Series of powered USB solutions and previewed its AnywhereUSB/4+ at Comdex.

•	Digi expanded its Digi CM™ console server line to include the new Digi CM 48 console server — a secure 48-port console server designed for use in large-scale deployments of data center equipment.

•	Digi entered into an agreement with Rackable Systems to provide its new Digi CM 48 for use in Rackable System’s large-scale data center rack systems.

First Fiscal Quarter 2005 and Full Year Guidance

Digi expects first fiscal quarter 2005 revenue to grow 8 to 12% in comparison to the first quarter of fiscal 2004. The $28.5 million to $29.5 million range reflects an expectation of strong year over year growth for a quarter that is seasonally impacted. Digi expects earnings per diluted share to grow 37.5% to 62.5% in comparison to the first quarter of fiscal 2004 with a projected range of $0.11 to $0.13 per share.

For the full fiscal year, Digi forecasts fiscal 2005 revenues to increase in excess of 10% over fiscal year 2004. As a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, subject to final approval by the Joint Committee of Taxation, Digi anticipates that 2005 earnings per share may include a reversal of approximately $5.5 million of previously established income tax reserves, equating to approximately $0.24 per share positive impact. Excluding this one-time tax item described above, Digi expects earnings per diluted share for fiscal 2005 to increase in excess of 33% compared to fiscal 2004. Digi’s guidance for the first fiscal quarter and full fiscal year of 2005 do not give effect to this expected reversal because the timing and amount of the reversal are uncertain.

Fourth Fiscal Quarter and Full Year 2004 Conference Call Details

Digi invites all those interested in hearing management’s discussion of the quarter to attend its fourth fiscal quarter 2004 conference call, scheduled for Thursday, November 4, 2004, at 4:00 PM CT, either by phone or on the Web. Participants can access the call directly at 1-800-731-1043. International participants may access the call by dialing 303-225-1554. A replay will be available for one week following the call by dialing 1-800-633-8284 and entering access code 21210355 when prompted. International participants can access the replay by dialing 402-977-9140 and entering the access code 21210355. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s web site, www.digi.com.

About Digi International

Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 5

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

***

Forward-looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “forecast”, “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2003 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact
S. (Kris) Krishnan
(952) 912-3125
s_krishnan@digi.com

Investor Contact
Kathryn McNeil
The Investor Relations Group
New York, NY
(212) 825-3210
mail@investorrelationsgroup.com

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 6

Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	September 30		September 30
	2004	2003	2004	2003
Net sales	$29,274	$26,320	$111,226	$102,926
Cost of sales	11,390	10,766	43,443	41,580

Gross profit	17,884	15,554	67,783	61,346
Operating expenses:
Sales and marketing	6,526	6,347	25,556	24,734
Research and development	4,200	4,177	17,159	15,968
General and administrative	2,035	2,404	8,065	9,039
Intangibles amortization	1,307	1,282	5,222	6,485
Restructuring	—	(165)	—	(600)

Total operating expenses	14,068	14,045	56,002	55,626
Gain from forgiveness of grant payable	—	254	—	553

Operating income	3,816	1,763	11,781	6,273
Other income, net	196	187	369	296

Income before income taxes and cumulative effect of accounting change	4,012	1,950	12,150	6,569
Income tax provision (benefit)	1,127	145	3,487	(23)

Income before cumulative effect of accounting change	2,885	1,805	8,663	6,592
Cumulative effect of accounting change	—	—	—	(43,866)

Net income (loss)	$2,885	$1,805	$8,663	$(37,274)

Net income (loss) per common share, basic:
Income before cumulative effect of accounting change	$0.13	$0.09	$0.41	$0.31
Cumulative effect of accounting change	—	—	—	(2.08)

Net income (loss) per common share, basic	$0.13	$0.09	$0.41	$(1.77)

Net income (loss) per common share, diluted:
Income before cumulative effect of accounting change	$0.13	$0.09	$0.39	$0.31
Cumulative effect of accounting change	—	—	—	(2.07)

Net income (loss) per common share, diluted	$0.13	$0.09	$0.39	$(1.76)

Weighted average common shares, basic	21,727	20,212	21,196	21,029

Weighted average common shares, diluted	22,539	20,603	22,031	21,151

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 7

Digi International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,528	$17,228
Marketable securities	59,639	40,405
Accounts receivable, net	10,555	10,842
Inventories, net	11,231	10,437
Other	4,315	4,873

Total current assets	105,268	83,785
Marketable securities, long-term	2,500	—
Property, equipment and improvements, net	18,634	19,888
Identifiable intangible assets and goodwill, net	20,233	23,603
Net deferred tax assets	3,013	4,224
Other	817	1,040

Total assets	$150,465	$132,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowing	$—	$1,983
Accounts payable	4,945	5,742
Accrued expenses	9,126	8,728
Income taxes payable	9,107	9,539

Total current liabilities	23,178	25,992
Net deferred tax liabilities	208	685

Total liabilities	23,386	26,677
Total stockholders’ equity	127,079	105,863

Total liabilities and stockholders’ equity	$150,465	$132,540

Digi International Reports Fourth Quarter Fiscal 2004 Results — Page 8

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(in thousands)

	Three months ended	Twelve months ended
	September 30, 2004	September 30, 2004
Operating activities:
Net income	$2,885	$8,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	552	2,432
Amortization of identifiable intangible assets and other assets	1,550	6,165
Deferred income taxes	2,643	1,448
Bad debt and product return recoveries	(140)	(453)
Benefit for inventory obsolescence	(346)	(405)
Tax benefit related to the exercise of stock options	372	2,274
Other	16	134
Changes in operating assets and liabilities	(1,975)	(937)

Total adjustments	2,672	10,658

Net cash provided by operating activities	5,557	19,321

Investing activities:
Purchase of held-to-maturity marketable securities, net	(1,238)	(21,734)
Contingent purchase price payments related to business acquisitions	—	(1,962)
Purchase of property, equipment, improvements and certain other intangible assets	(553)	(1,292)

Net cash used in investing activities	(1,791)	(24,988)

Financing activities:
Payments on borrowing	—	(2,149)
Proceeds from stock option plan transactions	1,254	8,587
Proceeds from employee stock purchase plan transactions	154	668

Net cash provided by financing activities	1,408	7,106
Effect of exchange rate changes on cash and cash equivalents	(83)	861

Net increase in cash and cash equivalents	5,091	2,300
Cash and cash equivalents, beginning of period	14,437	17,228

Cash and cash equivalents, end of period	$19,528	$19,528